                                                                    EXHIBIT 11.1

                       NITINOL MEDICAL TECHNOLOGIES, INC.

                        STATEMENT RE: EARNINGS PER SHARE

                                                                  THREE MONTHS ENDED
                          YEAR ENDED   YEAR ENDED   YEAR ENDED  ----------------------
                         DECEMBER 31, DECEMBER 31, DECEMBER 31, MARCH 31,   MARCH 31,
                             1993         1994         1995        1995       1996
                         ------------ ------------ ------------ ---------  -----------
                                                                     (UNAUDITED)
Net income (loss).......  $  260,673   $  289,361   $  584,622  $  126,364 $(1,125,429)
                          ==========   ==========   ==========  ========== ===========
Weighted average common
 shares outstanding.....   3,588,485    3,622,447    3,763,587   3,758,353   4,037,189
Stock issued within
 twelve months of
 initial public
 offering(1)............   3,001,677    3,001,677    3,001,677   3,001,677   2,791,621
Common stock equiva-
 lents..................      87,903      231,426      219,660     224,431          --
                          ----------   ----------   ----------  ---------- -----------
Weighted average number
 of common and common
 equivalent shares
 outstanding............   6,678,065    6,855,549    6,984,924   6,984,461   6,819,262
                          ----------   ----------   ----------  ---------- -----------
Net income (loss) per
 share amount...........  $     0.04   $     0.04   $     0.08  $     0.02 $     (0.17)
                          ==========   ==========   ==========  ========== ===========
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, stock, stock options and stock warrants issued at prices below the the initial public offering price during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common stock equivalents was computed in accordance with the treasury stock method.